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                                                                     EXHIBIT 4.2

                              LSI LOGIC CORPORATION

                       1999 NONSTATUTORY STOCK OPTION PLAN

1.       Purposes of the Plan.  The purposes of this Nonstatutory Stock Option
         Plan are:

         o to attract and retain the best available personnel for positions of substantial responsibility,

         o    to provide additional incentive to Employees , and

         o    to promote the success of the Company's business.

         Options granted under the Plan will be Nonstatutory Stock Options.

2.       Definitions.  As used herein, the following definitions shall apply:

         (a) "Administrator" means the Board or any of its Committees, which may include one or more Officers, as shall be administering the Plan, in accordance with Section 4 of the Plan.

         (b) "Applicable Laws" means the requirements relating to the administration of stock option plans under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Options are, or will be, granted under the Plan.

         (c) "Board" means the Board of Directors of the Company.

         (d) "Code" means the Internal Revenue Code of 1986, as amended.

         (e) "Committee" means the Committee or Committees referred to in
Section 4 of the Plan. If at any time no Committee shall be in office or acting, then the functions of the Committee specified in the Plan shall be exercised by the Board.

         (f) "Common Stock" means the Common Stock of the Company.

         (g) "Company" means LSI Logic Corporation, a Delaware corporation, or any successor corporation.

         (h) "Director" means a member of the Board.

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         (i) "Disability" means total and permanent disability as defined in
Section 22(e)(3) of the Code.

         (j) "Employee" means any person, employed by the Company or any Parent or Subsidiary of the Company. An employee shall not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, any Subsidiary, or any successor. Neither service as a Director nor payment of a director's fee by the Company shall be sufficient to constitute "employment" by the Company.

         (k) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         (l) "Fair Market Value" means, as of any date, the value of Common Stock determined as follows:

              (i) if such Common Stock shall then be listed on a national securities exchange, the closing sales price (or the closing bid, if no sales were reported) as quoted on the principal national securities exchange on which the Common Stock is listed or admitted to trading, or

              (ii) the closing sales price (or the closing bid, if no sales were reported) as quoted on the NASDAQ National Market System, or

              (iii) if such Common Stock shall not be quoted on such National Market System nor listed or admitted to trading on a national securities exchange, then the average of the closing bid and asked prices, as reported by The Wall Street Journal for the over-the-counter market, or

              (iv) if none of the foregoing is applicable, then the Fair Market Value of a share of Common Stock shall be determined by the Board of Directors of the Company in its discretion.

         (m) "Notice of Grant" means a written or electronic notice evidencing certain terms and conditions of an individual Option grant. The Notice of Grant is part of the Option Agreement.

         (n) "Officer" means an Employee with the corporate rank of vice-president or higher.

         (o) "Option" means a nonstatutory stock option granted pursuant to the Plan, that is not intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

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                  (p) "Option Agreement" means an agreement between the Company and an Optionee evidencing the terms and conditions of an individual Option grant. The Option Agreement is subject to the terms and conditions of the Plan.

                  (q) "Optioned Stock" means the Common Stock subject to an Option.

                  (r) "Optionee" means the holder of an outstanding Option granted under the Plan.

                  (s) "Parent" means a "parent corporation," whether now or hereafter existing, as defined in Section 424(e) of the Code.

                  (t) "Plan" means this 1999 Nonstatutory Stock Option Plan.

                  (u) "Share" means a share of the Common Stock, as adjusted in accordance with Section 13 of the Plan.

                  (v) "Subsidiary" means a "subsidiary corporation," whether now or hereafter existing, as defined in Section 424(f) of the Code.

         3.       Stock Subject to the Plan. Subject to the provisions of
Section 13 of the Plan, the maximum aggregate number of Shares which may be optioned and sold under the Plan is 7,000,000 Shares. The Shares may be authorized, but unissued, or reacquired Common Stock.

            If an Option expires or becomes unexercisable without having been exercised in full, the unpurchased Shares which were subject thereto shall become available for future grant or sale under the Plan (unless the Plan has terminated).

         4.       Administration of the Plan.

                  (a) Administration. The Plan shall be administered by (i) the Board or (ii) a Committee, which committee shall be constituted to satisfy Applicable Laws.

                  (b) Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator shall have the authority, in its discretion:

                      (i)   to determine the Fair Market Value of the Common
Stock;

                      (ii) to select the Employees to whom Options may be granted hereunder;

                      (iii) to determine whether and to what extent Options are granted hereunder;

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                    (iv) to determine the number of shares of Common Stock to be covered by each Option granted hereunder;

                    (v) to approve forms of agreement for use under the Plan;

                    (vi)to determine the terms and conditions, not inconsistent with the terms of the Plan, of any award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Options may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Option or the shares of Common Stock relating thereto, based in each case on such factors as the Administrator, in its sole discretion, shall determine;

                    (vii) to construe and interpret the terms of the Plan and awards granted pursuant to the Plan;

                    (viii) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of qualifying for preferred tax treatment under foreign tax laws;

                    (ix) to modify or amend each Option (subject to Section 17(b) of the Plan), including the discretionary authority to extend the post-termination exercisability period of Options longer than is otherwise provided for in the Plan;

                    (x) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Option previously granted by the Administrator;

                    (xi) to determine the terms and restrictions applicable to Options;

                    (xii) to allow Optionees to satisfy withholding tax obligations by electing to have the Company withhold from the Shares to be issued upon exercise of an Option that number of Shares having a Fair Market Value equal to the amount required to be withheld. The Fair Market Value of the Shares to be withheld shall be determined on the date that the amount of tax to be withheld is to be determined. All elections by an Optionee to have Shares withheld for this purpose shall be made in such form and under such conditions as the Administrator may deem necessary or advisable; and

                    (xiii) to make all other determinations deemed necessary or advisable for administering the Plan.

                 (c) Effect of Administrator's Decision. The Administrator's decisions, determinations and interpretations shall be final and binding on all Optionees and any other holders of Options.

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         5. Eligibility.  Options may be granted to Employees; provided, however, that notwithstanding anything to the contrary contained in the Plan, Options may not be granted to Officers and Directors.

         6. Limitation. Neither the Plan nor any Option shall create a contract for employment for any period nor confer upon an Optionee any right with respect to continuing the Optionee's relationship as an employee with the Company or any Subsidiary, nor shall they interfere in any way with the Optionee's right or the Company's or any Subsidiary's right to alter the "at will" nature of the employment relationship, including the right to terminate such relationship at any time, with or without cause.

         7. Term of Plan. The Plan shall become effective upon its adoption by the Board. It shall continue in effect for ten (10) years, unless sooner terminated under Section 17 of the Plan.

         8. Term of Option. The term of each Option shall be stated in the Option Agreement.

         9. Option Exercise Price and Consideration.

                  (a) Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option shall be the Fair Market Value of the Common Stock on the date of grant of the Option.

                  (b) Vesting Periods and Exercise Dates. At the time an Option is granted, the Administrator shall fix the period(s) within which the Option may vest and be exercised and shall determine any conditions which must be satisfied before the Option may be exercised.

                  (c) Form of Consideration. The consideration to be paid for the shares of Common Stock to be issued upon exercise of an Option, including the method of payment, shall be determined by the Committee and may consist entirely of (i) cash, (ii) check, (iii) promissory note, (iv) other shares of Common Stock which (x) either have been owned by the Optionee for more than six months on the date of surrender or were not acquired, directly or indirectly, from the Company, and (y) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the shares as to which said Option shall be exercised, (v) delivery of a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company the amount of sale or loan proceeds required to pay the exercise price, (vi) delivery of an irrevocable subscription agreement for the shares which obligates the option holder to take and pay for the shares not more than 12 months after the date of delivery of the subscription agreement, (vii) any combination of the foregoing methods of payment, or (viii) such other consideration and method of payment for the issuance of shares to the extent permitted under the Delaware General Corporation Law.

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         10.      Exercise of Option.

                  (a) Procedure for Exercise; Rights as a Shareholder. Any Option granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Option Agreement. An Option may not be exercised for a fraction of a Share.

                  An Option shall be deemed exercised when the Company receives:
(i) written or electronic notice of exercise (in accordance with the Option Agreement) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised. Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Option Agreement and the Plan. Shares issued upon exercise of an Option shall be issued in the name of the Optionee or, if requested by the Optionee, in the name of the Optionee and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Optioned Stock, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 13 of the Plan.

                  Exercising an Option in any manner shall decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

         11. Effect of Termination of Employment or Death or Disability of Optionee.

                  (a) Termination in General. In the event that an Optionee during his or her lifetime ceases to be an Employee for any reason including retirement, other than misconduct of the Optionee, any Option, including any unexercised portion thereof, which was otherwise exercisable on the date of termination of employment, shall expire unless exercised within such time period as is determined by the Committee; which shall be ninety (90) days from the date the Optionee ceases to be an Employee unless the Committee has specified another time period prior to the expiration of such ninety (90) day period; and

                  Notwithstanding the foregoing, the period of exercisability provided for above, as applicable shall in no event continue after the expiration of the term of such Option as set forth in the Option Agreement.

                  (b) Misconduct: If in any case the Committee shall determine that an Employee shall have been discharged due to misconduct (as defined below) such Employee shall not thereafter have any rights under the Plan or any Option that shall have been granted to him or her under the Plan. For purposes of the Plan, "misconduct" means conduct for which the Company's determines to terminate an Employee's relationship with the Company due to (i)

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willful breach or neglect of duty; (ii) failure or refusal to work or to comply with the Company's rules, policies, and practices; (iii) dishonesty; (iv) insubordination; (v) being under the influence of drugs (except to the extent medically prescribed) or alcohol while on duty or on Company premises; (vi) conduct endangering, or likely to endanger, the health or safety of another Employee, any other person or the property of the Company; or (vii) conviction of, or plea of nolo contendere to, a felony.

                  (c) Termination of Employment due to Disability or Death. In the event of the death or permanent, total Disability of an Optionee, that portion of the Option which had become exercisable as of the date of death or permanent, total Disability shall be exercisable by the Optionee or his or her personal representatives, heirs, or legatees within 12 months of the date of death or permanent, total Disability or such time period as is determined by the Committee. In the event of the death of an Optionee within three months after termination as an Employee, that portion of the Option which had become exercisable as of the date of termination shall be exercisable by his or her personal representatives, heirs, or legatees within 6 months of the date of death or such time period as is determined by the Committee. In the event that an Optionee ceases to be an Employee of the Company or of any Subsidiary for any reason, including death, Disability or retirement, prior to the lapse of any vesting period, his or her Option shall terminate and be null and void to the extent the requirement for such vesting period has not been satisfied.

                  (d) Leave of Absence. The employment relationship shall not be considered interrupted in the case of: (i) sick leave, military leave or any other leave of absence approved by the Board, or (ii) in the case of transfer between locations of the Company or between the Company, its Subsidiaries or its successor. In the case of any Employee on an approved leave of absence, the Committee may make such provisions respecting suspension of vesting of the Option while on leave from the employ of the Company or a Subsidiary as it may deem appropriate, if any, except that in no event shall an Option be exercised after the expiration of the term set forth in the Option agreement.

                  (e) Acceleration of Vesting. The Committee may accelerate the earliest date on which outstanding Options (or any installments thereof) are exercisable.

         12. Withholding Taxes; Stock Withholding to Satisfy Withholding Tax Obligations. Whenever, under the Plan, Shares are to be issued in satisfaction of Options granted hereunder, the Company shall have the right to require the Optionee to remit to the Company an amount sufficient to satisfy federal, state, and local withholding tax requirements prior to the delivery of any certificate or certificates for such Shares.

         When an Optionee incurs tax liability in connection with the exercise or vesting of any Option, which tax liability is subject to tax withholding under applicable tax laws, and the Optionee is obligated to pay the Company an amount required to be withheld under applicable tax laws, the Optionee may satisfy the withholding tax obligation by electing to have the Company withhold from the Shares to be issued that number of Shares having a Fair Market

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Value equal to the amount required to be withheld determined on the date that the amount of tax to be withheld is to be determined (the "Tax Date").

         All elections by an Optionee to have Shares withheld for this purpose shall be made in writing in a form acceptable to the Committee and shall be subject to the following restrictions:

         (a) the election must be made on or prior to the applicable Tax Date;

         (b) once made, the election shall be irrevocable as to the particular Shares as to which the election is made;

         (c) all elections shall be subject to the disapproval of the Committee.

         13. Recapitalization. In the event that dividends are payable in Common Stock or in the event there are splits, subdivisions, or combinations of shares of Common Stock, the number of Shares available under the Plan shall be increased or decreased proportionately, as the case may be, and the number of shares of Common Stock deliverable in connection with any Option theretofore granted shall be increased or decreased proportionately, as the case may be, without change in the aggregate purchase price (where applicable).

         14. Reorganization. In case the Company is merged or consolidated with another corporation and the Company is not the surviving corporation, or in case the property or stock of the Company is acquired by another corporation, or in case of separation, reorganization, or liquidation of the Company, then the Board, or the board of directors of any corporation assuming the obligations of the Company hereunder, shall, as to outstanding Options either (a) make appropriate provision for the protection of any such outstanding Options by the assumption or substitution on an equitable basis of appropriate stock of the Company or of the merged, consolidated, or otherwise reorganized corporation which will be issuable in respect to the shares of Common Stock, or (b) upon written notice to the Optionee, provide that the Option must be exercised within 30 days of the date of such notice or it will be terminated. In any such case, the Board or the Committee may, in its discretion, advance the lapse of vesting periods and exercise dates.

         15. Non-Transferability of Options. Unless determined otherwise by the Administrator, an Option may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Optionee, only by the Optionee. If the Administrator makes an Option transferable, such Option shall contain such additional terms and conditions as the Administrator deems appropriate.

         16. Date of Grant. The date of grant of an Option shall be, for all purposes, the date on which the Administrator makes the determination granting such Option, or such other later date as is determined by the Administrator. Notice of the determination shall be provided to each Optionee within a reasonable time after the date of such grant.

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         17.      Amendment and Termination of the Plan.

                  (a) Amendment and Termination. The Board may at any time amend, alter, suspend or terminate the Plan.

                  (b) Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan shall impair the rights of any Optionee, unless mutually agreed otherwise between the Optionee and the Administrator, which agreement must be in writing and signed by the Optionee and the Company. Termination of the Plan shall not affect the Administrator's ability to exercise the powers granted to it hereunder with respect to Options granted under the Plan prior to the date of such termination.

         18.      Conditions Upon Issuance of Shares.

                  (a) Legal Compliance. Shares shall not be issued pursuant to the exercise of an Option unless the exercise of such Option and the issuance and delivery of such Shares shall comply with Applicable Laws and shall be further subject to the approval of counsel for the Company with respect to such compliance.

                  (b) Investment Representations. As a condition to the exercise of an Option the Company may require the person exercising such Option to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

         19. Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company's counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

         20. Reservation of Shares. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.



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